Exhibit 10.20.6

LEASE AMENDMENT FIVE (Extension and Expansion/Co- Terminous)	CMD 177A (8/98)

THIS LEASE AMENDMENT FIVE (“Amendment”) is made and entered into as of the 11th day of October, 2002 by and between CMD Realty Investment Fund IV, L.P. an Illinois limited partnership (“Landlord”) and Mesa Air Group, Inc., a Nevada corporation (“Tenant”).

A.         Landlord and Tenant are the current parties to that certain lease (“Original Lease”) dated October 16, 1998, for premises currently known as Suite 700 (the “Premises”; sometimes referred to herein as the “Original Premises”) in the building (the “Building”) known as Three Gateway, located at 410 N. 44th Street, Phoenix, Arizona (the “Property”), which lease has heretofore been amended by documents described and dated as follows: First Amendment to Lease dated March 9, 1999, Second Amendment to Lease dated November 8, 1999, Letter Agreement dated May 10, 2000, Lease Amendment Three dated November 7, 2000, Lease Amendment Four dated May 15, 2001, Lease Term Adjustment Confirmation dated January 3, 2001, Letter from Mesa Air dated May 30, 2001 and Parking Letter dated March 21, 2002 (collectively, and as amended herein, the “Lease”).

B.         Tenant has requested that additional space in the Property be added to the Premises, and that the term of the Lease be extended, and Landlord is willing to grant the same, all on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the parties do hereby agree as follows:

1.         Term Extension. The term of the Lease is hereby modified such that the current term will expire and a new extended term (“Extended Term”) will commence on September 1, 2002 (the “Extension Date”) and continue until August 31, 2012 (the “New Expiration Date”), unless sooner terminated in accordance with the terms of the Lease. Based on a recent re-measurement of the Building, the size of the Original Premises shall, as of the Extension Date, be deemed to be 21,172 rentable square feet, the size of the Property shall be deemed to be 221,409 rentable square feet and Tenant’s share with respect to the Original Premises shall be deemed to be nine and 56/100 percent (9.56%).

2.         Additional Premises. The space known as Suites 1120 and 1140 (collectively, the “Additional Premises”), the approximate location of which is shown on Exhibit A hereto, and which shall be deemed to contain a total of 5,152 square feet of rentable area for purposes hereof, shall be added to and become a part of the Premises, commencing on July 15, 2005 or such earlier date as the Novellus Lease may be terminated as further described in Section 3 below (“Additional Premises Commencement Date”), and continuing co-terminously with the New Expiration Date, as the same may be extended from time to time, subject to the terms and conditions set forth hereinafter.

3.         Novellus Sublease. The parties acknowledge and agree that: (i) Tenant is subleasing the Additional Premises pursuant to a Sublease dated ,              (“Novellus Sublease”) from Novellus Systems, Inc. (“Novellus”), that will terminate on July 14, 2005 or such earlier date on which the lease between Novellus and Landlord (“Novellus Lease”) is terminated (as contemplated in the Consent to Sublease dated              between Landlord, Tenant and Novellus), (ii) the Additional Premises Commencement Date herein shall be advanced to such earlier date on which the Sublease and Novellus Lease are terminated, and (iii) in such event, the Base Rent for the Additional Premises shall be $8,750.00 per month through July 14, 2005. If the Additional Premises Commencement Date is advanced to an earlier date under this Section due to an earlier termination of the Novellus Lease, the New Expiration

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Date herein shall not be changed. Tenant shall execute a confirmation of the Additional Premises Commencement Date as adjusted herein in such form as Landlord may reasonably request; any failure to respond within thirty (30) days after requested shall be deemed an acceptance of the date set forth in Landlord’s confirmation.

Tenant acknowledges that Landlord may elect to invoice and require that Tenant pay directly to Landlord all subrentals under the Novellus Sublease and that Novellus has consented to such direct payment under Paragraph 3(c) of the Consent to Sublease.

4.         Base Rent.

a.         Original Premises. The base or minimum monthly rent for the Original Premises shall be as set forth in the following schedule:

Original Premises Base Rent Schedule

Period	Original Premises Monthly Base Rent
Extension Date - August 31, 2004	$31,758.00
September 1, 2004 - August 31, 2005	$35,286.67
September 1, 2005 - August 31, 2007	$42,344.00
September 1, 2007 - August 31, 2009	$44,108.33
September 1, 2009 - New Expiration Date	$45,872.67

b.         Additional Premises. The base or minimum monthly rent for the Additional Premises shall be as set forth in the following schedule:

Additional Premises Base Rent Schedule

Period	Additional Premises Monthly Base Rent
July 15, 2005 - August 31, 2005	$8,586.67
September 1, 2005 - August 31, 2007	$10,304.00
September 1, 2007 - August 31, 2009	$10,733.33
September 1, 2009 - New Expiration Date	$11,162.67

5.         Additional Rent; Tenant’s Share. As of the Extension Date with respect to the Original Premises and as of the Additional Premises Commencement Date with respect to the Additional Premises, the Expense Stop shall be the actual Building operating costs for the calendar year 2003. On the Additional Premises Commencement Date, all other rentals or other charges based or computed on the square footage of the Premises, including without limitation, real estate taxes, insurance costs, operating or other expenses of the Property, shall be increased proportionately to reflect the rentable square footage of the Additional Premises, such that Tenant’s share thereof shall be increased by two and 33/100 percent (2.33%) with respect to the Additional Premises, for a total of eleven and 89/100 percent (11.89%) with respect to the entire Premises including the Additional Premises.

6.         Separate or Combined Billings. The minimum or base rentals and all other rentals and charges respecting the Additional Premises are sometimes herein called the “Additional Premises Rent”.

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Landlord may compute and bill the Additional Premises Rent (or components thereof) separately or treat the Additional Premises and Premises as one unit for computation and billing purposes. In either event, any default respecting any separate billing shall be a default with respect to the entire Premises and Lease.

7.         Prorations. If the Extension Date or Additional Premises Commencement Date occurs other than on the beginning of the applicable payment period under the Lease, Tenant’s obligations for base or minimum rentals, operating expenses and real estate taxes and other such charges shall be prorated on a per diem basis.

8.         Parking. Commencing as of the Extension Date with respect to the Original Premises and the Additional Premises Commencement Date with respect to the Additional Premises, Tenant shall have the parking rights set forth in Exhibit F attached hereto.

9.         Signage. During the Extended Term Tenant shall continue to have the signage rights set forth in Section 21 of the Original Lease.

10.         Other Terms; Certain Provisions Deleted. On the Extension Date with respect to the Original Premises, and with respect to the Additional Premises on the Additional Premises Commencement Date, all terms and conditions then or thereafter in effect under the Lease shall apply, except as expressly provided to the contrary herein. Without limiting the generality of the preceding sentence, Sections 9, 10 and 11 of Lease Amendment Four and Sections 15 and 16 of Lease Amendment Three are incorporated herein by reference. However, notwithstanding the foregoing to the contrary, this Amendment is intended to supersede any rights of Tenant under the Lease to expand (except as set forth in Exhibits D and E attached hereto), reduce or relocate the Premises, or extend or renew the term of the Lease (except as set forth in Exhibit C attached hereto), or terminate the Lease early, and all such provisions are hereby deleted.

11.         Condition of Original Premises; Allowance. Tenant has been occupying the Original Premises, and agrees to accept the same “AS IS” without any agreements, representations, understandings or obligations on the part of Landlord to perform or pay for any alterations, repairs or improvements, except that Landlord shall provide an allowance (“Allowance”) as provided in Section 1.b of Exhibit B towards the “Cost of the Work” for permanent leasehold improvements (“Work”) that Tenant may wish to perform in the Original Premises in accordance with the Work Letter attached hereto as Exhibit B. There shall be no postponement of the Extension Date or abatement of Rent as a result of any such Work under any circumstances.

12.         Condition of Additional Premises. Tenant is occupying the Additional Premises pursuant to the Novellus Sublease and Consent to Sublease referred to in Section 3 above, and has inspected, or had an opportunity to inspect, the Additional Premises (and portions of the Property, Systems and Equipment providing access to or serving the Additional Premises), and agrees to accept the same “as is” on the Additional Premises Commencement Date without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements.

13.         Allowance for Additional Premises. Notwithstanding Section 12 to the contrary, Landlord shall provide an allowance (“Allowance”) as provided in Section 1.b of Exhibit B to be used towards reasonable, direct out-of-pocket costs of designing and performing permanent leasehold improvements in the Additional Premises during the first twelve (12) months of the term of the Novellus Sublease. Tenant shall engage its own designers and contractors, and Landlord shall reimburse Tenant based on Tenant’s submission of a customary tenant’s affidavit respecting the work, invoices, paid receipts and other reasonable evidence of payment, and the submission of customary architect’s certificates, lien waivers and affidavits of payment, all reasonably satisfactory to Landlord, all as further

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provided in Exhibit B. Any unused portion of the Allowance shall belong to Landlord. Such work shall be subject to Exhibit B and the applicable provisions of the Novellus Sublease and Consent to Sublease, including without limitation obtaining the consent of Novellus and Landlord to all alterations to the Additional Premises, which consent shall not be unreasonably withheld. Any personal property, trade fixtures or equipment, including, but not limited to, modular or other furniture, and cabling or other items for communications or computer systems, whether or not shown on any plan approved by Landlord, shall be provided by Tenant, at Tenant’s sole cost, except as otherwise provided in Exhibit B with respect to cabling.

14.         Real Estate Brokers. Tenant represents and warrants that Tenant has not dealt with any broker, agent or finder in connection with this Amendment except for Cushman and Wakefield of Arizona, Inc., and agrees to indemnify and hold Landlord, and its employees, agents and affiliates harmless from all damages, judgments, liabilities and expenses (including reasonable attorneys’ fees) arising from any claims or demands of any other broker, agent or finder with whom Tenant has dealt for any commission or fee alleged to be due in connection with this Amendment.

15.         Offer. The submission and negotiation of this Amendment shall not be deemed an offer to enter the same by Landlord. Tenant’s execution of this Amendment constitutes a firm offer to enter the same which may not be withdrawn for a period of thirty (30) days after delivery to Landlord. During such period, Landlord may proceed in reliance thereon and permit Tenant to enter the Additional Premises, but such acts shall not be deemed an acceptance. Such acceptance shall be evidenced only by Landlord signing and delivering this Amendment to Tenant.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

LANDLORD:	CMD REALTY INVESTMENT FUND IV, L.P. [SEAL] an Illinois limited partnership

	By:	CMD/Fund IV GP Investments, L.P., an Illinois limited partnership, its general partner

		By:	CMD REIM IV, Inc., an Illinois corporation, its general partner

By: /s/ Lee Moreland
Lee Moreland, Vice President

TENANT:	Mesa Air Group, Inc. [SEAL] a Nevada corporation

By: /s/ Michael J. Lotz
Name: Michael J. Lotz
Its: President & COO

CERTIFICATE

I, Michael Lotz, as President & COO of the aforesaid Tenant, hereby certify that the individual(s) executing the foregoing Lease on behalf of Tenant was/were duly authorized to act in his/their capacities as set forth above, and his/their action(s) are the action of Tenant.

(Corporate Seal)	/s/ Michael J. Lotz

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EXHIBIT A

Floor Plate Showing Additional Premises

EXHIBIT A

Floor Plate Showing Additional Premises

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EXHIBIT B WORK LETTER	CMD 108G (12/00) Moderate Work Tenant Performance

This Exhibit is a “Work Letter” to the foregoing document (referred to herein for convenience as the “Lease Document”). All references to “Premises” hereunder shall mean either the Original Premises and/or the Additional Premises, it being understood and agreed that Tenant may allocate use of the Allowance between the Original Premises and/or the Additional Premises as Tenant shall determine in its reasonable discretion.

I.         Basic Arrangement

a.         Tenant to Arrange for Work. Tenant desires to engage one or more contractors to perform certain improvements (the “Work,” as further defined in Section VII) to or for the Premises under the Lease Document. Tenant shall arrange for the Work to be planned and performed strictly in accordance with the provisions of this Exhibit and applicable provisions of the Lease Document. Tenant shall pay when due all costs for or related to the Plans and Work whatsoever (“Costs of the Work”), and Landlord shall reimburse certain such costs up to the Allowance, as further described below.

b.         Allowance and, Landlord’s Costs and Administrative Fee. Landlord shall provide up to $242,088.00 (the “Allowance”) towards the Costs of the Work relating to permanent leasehold improvements (provided the portion of the Allowance available for the Plans shall be limited to ten percent (10%), and shall exclude planning for furniture, fixtures and equipment). Tenant shall pay Landlord’s out-of-pocket costs, if any, for architectural and engineering review of the Plans and any Engineering Report, and all revisions thereof, and an administrative fee (“Administrative Fee”) equal to $---0--- of the other Costs of the Work for Landlord’s time in reviewing the Plans and Work and coordinating with Tenant’s Contractors. Landlord may, if feasible, also charge Tenant for any extra costs reasonably incurred by Landlord as a result of the Work, including but not limited to, any additional after-hours security for the Property common areas due to after-hours construction activity, and costs of any after-hours HVAC consumed in or for the Premises during the Work (based on actual usage as determined by the Building’s energy management system); provided, however, that Tenant’s contractors shall not be charged for parking (provided that parking by such contractors shall not exceed ten (10) spaces), freight elevator access or loading dock access. The foregoing items may be charged against the Allowance, and if the Allowance shall be insufficient, Tenant shall pay Landlord for such amounts as additional Rent within thirty (30) days after billing. If all or any portion of the Allowance shall not be used for the purposes permitted herein within twelve (12) months after the Commencement Date set forth in the Lease Document, Landlord shall be entitled to the savings and Tenant shall receive no credit therefor; provided that Landlord shall use up to $69,885.00 of any remaining portion of the Allowance that has not been used for the purposes permitted above by the time required herein, to reimburse Tenant’s reasonable, direct, out-of-pocket costs incurred for having its telecommunications vendor install and connect telecommunications cables in the Premises. Landlord shall make such reimbursement to Tenant, out of any such remaining portion of the Allowance, within thirty (30) days after the following events have occurred: (x) Tenant shall have provided Landlord with paid invoices and other evidence of such costs reasonably satisfactory to Landlord (including lien waivers if applicable), within twelve (12) months days after the Commencement Date has occurred, and (y) Tenant shall not be in Default. Notwithstanding anything to the contrary contained herein, any personal property, trade fixtures or business equipment, including, but not limited to, modular or other furniture, and cabling for communications or computer systems (except as otherwise provided above with respect to cabling), whether or not shown on the Approved Plans, shall be provided by Tenant, at Tenant’s sole cost, and the Allowance shall not be used for such purposes. Any cabling remaining in the Premises upon the expiration or earlier termination of the Lease shall become the property of Landlord (without payment by

Landlord). All disconnections made by Tenant of any cabling shall be made properly such that, among other things, such cabling is reusable.

c.        Funding and Disbursement. Landlord shall fund and disburse the Allowance within thirty (30) days after the Work has been completed in accordance with the Approved Plans in accordance with the provisions hereof, and Tenant has submitted all invoices, architect’s certificates, a Tenant’s affidavit, complete unconditional lien waivers and affidavits of payment by all Tenant’s Contractors, and such other evidence as Landlord may reasonably require that the cost of the Work has been paid and that no architect’s, mechanic’s, materialmen’s or other such liens have been or may be filed against the Property or the Premises arising out of the design or performance of such Work. Landlord may issue checks to fund the Allowance jointly or separately to Tenant, its general contractor, and any other of Tenant’s Contractors.

II.        Planning. The term “Plans” herein means a “Space Plan,” as the same may be superseded by any “Construction Drawings,” prepared and approved pursuant to this Section (and as such terms are further defined in Section VII). In the event of any inconsistency between the Space Plan and Construction Drawings, or revisions thereto, as modified to obtain permits, the latest such item approved by Landlord shall control. The term “Approved Plans” herein means the Plans (and any revisions thereof) as approved by Landlord in writing in accordance with this Section.

a.        Tenant’s Planners. Tenant shall engage a qualified, licensed architect (“Architect”), subject to Landlord’s prior written approval. To the extent required by Landlord or appropriate in connection with preparing the Plans, Tenant shall also engage one or more qualified, licensed engineering firms, e.g. mechanical, electrical, plumbing, structural and/or HVAC (“Engineers”), all of whom shall be designated or approved by Landlord in writing. The term “Tenant’s Planners” herein shall refer collectively or individually, as the context requires, to the Architect or Engineers engaged by Tenant, and approved or designated by Landlord in writing in accordance with this Exhibit.

b.        Space Plan, Construction Drawings and Engineering Report. Tenant shall promptly hereafter cause the Architect to submit three (3) sets of a “Space Plan” (as defined in Section VII) to Landlord for approval. Landlord shall, within three (3) working days after receipt thereof, either approve said Space Plan, or disapprove the same advising Tenant of the reasons for such disapproval; Landlord agrees to not unreasonably withhold its approval, as further provided in subsection c below. In the event Landlord disapproves said Space Plan, Tenant shall modify the same, taking into account the reasons given by Landlord for said disapproval, and shall submit three (3) sets of the revised Space Plan to Landlord. The parties shall continue such process in the same time frames until Landlord grants approval. To the extent required by Landlord or the nature of the Work and as further described in Section VII, Tenant shall, after Landlord’s approval of the Space Plan: (i) cause the Architect to submit to Landlord for approval “Construction Drawings” (including, as further described in Section VII below, sealed mechanical, electrical and plumbing plans prepared by a qualified, licensed Engineer approved or designated by Landlord), and (ii) cause the Engineers to submit for Landlord’s approval a report (the “Engineering Report”) indicating any special heating, cooling, ventilation, electrical, heavy load or other special or unusual requirements of Tenant, including calculations. Landlord shall, within five (5) working days after receipt thereof (or such longer time as may be reasonably required in order to obtain any additional architectural, engineering or HVAC report or due to other special or unusual features of the Work or Plans), either approve the Construction Drawings and Engineering Report, or disapprove the same advising Tenant of the reasons for disapproval (and Landlord’s agrees that any such disapproval shall be on a reasonable basis, as further provided in subsection c below). If Landlord disapproves of the Construction Drawings or Engineering Report, Tenant shall modify and submit revised Construction Drawings, and a revised Engineering Report, taking into account the reasons given by Landlord for disapproval. The parties shall continue such process in the same time frames until Landlord grants approval. Construction Drawings shall include a usable computer aided design (CAD) file.

c.        Tenant’s Planning Responsibility and Landlord’s Approval. Tenant has sole responsibility to provide all information concerning its space requirements to Tenant’s Planners, to cause Tenant’s Planners to prepare the Plans, and to obtain Landlord’s final approval thereof (including all revisions). Tenant and Tenant’s Planners shall perform independent verifications of all field conditions, dimensions and other such matters), and Landlord shall have no liability for any errors, omissions or other deficiencies therein. Landlord shall not unreasonably withhold approval of any Plans or Engineering Report submitted hereunder, if they provide for a customary office layout, with finishes and materials generally conforming to building standard finishes and materials (or upgrades) currently being used by Landlord at the Property, are compatible with the Property’s shell and core construction, and if no material modifications will be required for the Property’s Systems and Equipment (as hereinafter defined), and will not require any structural modifications to the Property, whether required by heavy loads or otherwise, and will not create any potentially dangerous conditions, potentially violate any codes or other governmental requirements, potentially interfere with any other occupant’s use of its premises, or potentially increase the cost of operating the Property. “Systems and Equipment” shall mean any plant, machinery, transformers, duct work, cable, wires, and other equipment, facilities, and systems designed to supply light, heat, ventilation, air conditioning and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, security, or fire/life/safety systems or equipment, or any elevators, escalators or other mechanical, electrical, electronic, computer or other systems or equipment for the Property, except to the extent that any of the same serves Tenant or any other tenant exclusively.

d.        Governmental Approval of Plans; Building Permits. Tenant shall cause Tenant’s Contractors (as defined in Section III) to apply for any building permits, inspections and occupancy certificates required for or in connection with the Work. If the Plans must be revised in order to obtain such building permits, Tenant shall promptly notify Landlord, promptly arrange for the Plans to be revised to satisfy the building permit requirements, and shall submit the revised Plans to Landlord for approval as a Change Order under Paragraph e below. Landlord shall have no obligation to apply for any zoning, parking or sign code amendments, approvals, permits or variances, or any other governmental approval, permit or action. If any such other matters are required, Tenant shall promptly seek to satisfy such requirements (if Landlord first approves in writing), or shall revise the Plans to eliminate such requirements and submit such revised Plans to Landlord for approval in the manner described above.

e.        Changes After Plans Are Approved. If Tenant shall desire, or any governmental body shall require, any changes, alterations, or additions to the Approved Plans, Tenant shall submit a detailed written request or revised Plans (the “Change Order”) to Landlord for approval. If reasonable and practicable and generally consistent with the Plans theretofore approved, Landlord shall not unreasonably withhold approval. All costs in connection therewith, including, without limitation, construction costs, permit fees, and any additional plans, drawings and engineering reports or other studies or tests, or revisions of such existing items, shall be included in the Costs of the Work under Section I. In the event that the Premises are not constructed in accordance with the Approved Plans, Tenant shall not be permitted to occupy the Premises until the Premises reasonably comply in all respects therewith; in such case, the Rent shall nevertheless commence to accrue and be payable as otherwise provided in the Lease Document.

III.        Contractors and Contracts. Tenant shall engage to perform the Work such contractors, subcontractors and suppliers (“Tenant’s Contractors”) as Landlord customarily engages or recommends for use at the Property; provided, Tenant may substitute other licensed, bonded, reputable and qualified parties capable of performing quality workmanship. Such substitutions may be made only with

Landlord’s prior written approval, which shall not be unreasonably withheld or delayed. Such approval shall be granted, granted subject to specified conditions, or denied within three (3) working days after Landlord receives from Tenant a written request for such substitution, containing a reasonable description of the proposed party’s background, finances, references, qualifications, and other such information as Landlord may request. For Work involving any mechanical, electrical, plumbing, structural, demolition or HVAC matters, or any Work required to be performed outside the Premises or involving Tenant’s entrance, Landlord may require that Tenant select Tenant’s Contractors from a list of such contractors (provided that Landlord’s gives Tenant at least 3 choices for each trade) or else, for any trade as to which Landlord is unable to give Tenant a choice of 3 Contractors, Tenant may choose its own Contractor for such trade, subject to Landlord’s approval which shall not be unreasonably withheld or delayed. All contracts shall contain insurance, indemnity and other provisions consistent herewith. Each contract and subcontract shall guarantee to Tenant and Landlord the replacement or repair, without additional charge, of all defects or deficiencies in accordance with its contract within one (1) year after completion of such work or the correction thereof. The correction of such work shall include, without additional charge, all additional expenses and damages in connection with such removal or replacement of all or any part of Tenant’s Work, and/or the Property and/or common areas, or work which may be damaged or disturbed thereby. Tenant shall give Landlord copies of all contracts and subcontracts promptly after the same are entered.

IV.        Insurance and Indemnity. In addition to any insurance which may be required under the Lease Document, Tenant shall either secure, pay for and maintain, or cause Tenant’s Contractors to secure, pay for and maintain during the continuance of construction and fixturing work within the Property or Premises, reasonable amounts of customary and appropriate insurance with responsible, licensed insurers, for all insurable risks and liabilities relating to the Work, including commercial general liability with contractual liability coverage (“CGL”), and full replacement value property damage (including installation floater coverage). The CGL policy shall be endorsed to include, as additional insured parties, Landlord, the property management company for the Property, and Landlord’s agents, partners, affiliates. All policies shall include a waiver of subrogation in favor of the parties required to be additional insureds hereunder. Such insurance shall be primary to any insurance carried independently by said additional insured parties (which shall be excess and non-contributory). Certificates for such insurance, and the endorsements required hereunder, shall be delivered to Landlord before construction is commenced or any contractor’s equipment or materials are moved onto the Property. Landlord shall not be liable in any way for any injury, loss or damage which may occur to any decorations, fixtures, personal property, installations or other improvements or items of work installed, constructed or brought upon the Premises by or for Tenant or Tenant’s Contractors, all of the same being at Tenant’s sole risk. In the event that during the course of Tenant’s Work any damage shall occur to the construction and improvements being made by Tenant, then Tenant shall repair the same at Tenant’s cost. Tenant hereby agrees to protect, defend, indemnify and hold Landlord and its employees, agents, and affiliates harmless from all liabilities, losses, damages, claims, demands, and expenses (including attorneys’ fees) arising out of or relating to the Plans or Work.

V.        Performance of Work

a.        Conditions to Commencing Work. Before commencing any Work, Tenant shall: (i) obtain Landlord’s written approval of Tenant’s Planners and the Plans, as described in Section II, (ii) obtain and post all necessary governmental approvals and permits as described in Section II, and provide copies thereof to Landlord, (iii) obtain Landlord’s written approval of Tenant’s Contractors, and provide Landlord with copies of the contracts as described in Section III, and (iv) provide evidence of insurance to Landlord as described in Section IV.

b.        Compliance and Standards. Tenant shall cause the Work to comply in all respects with the following: (i) the Approved Plans, (ii) the Property Code of the City and State in which the Property is located and Federal, State, County, City or other laws, codes, ordinances, rules, regulations and guidance, as each may apply according to the rulings of the controlling public official, agent or other such person, (iii) applicable standards of the National Board of Fire Underwriters (or successor organization) and National Electrical Code, (iv) applicable manufacturer’s specifications, and (v) any work rules and regulations as Landlord or its agent may have adopted for the Property, including any Rules attached as an Exhibit to the Lease Document. Tenant shall use only new, first-class materials in the Work, except where explicitly shown in the Approved Plans. Tenant’s Work shall be performed in a thoroughly safe, first-class and workmanlike manner, and shall be in good and usable condition at the date of completion. In case of inconsistency, the requirement with the highest standard protecting or favoring Landlord shall govern.

c.        Property Operations, Dirt, Debris, Noise and Labor Harmony. Tenant and Tenant’s Contractors shall make all efforts and take all proper steps to assure that all construction activities do not interfere with the operation of the Property or with other occupants of the Property. Tenant’s Work shall be coordinated under Landlord’s direction with any other work and other activities being performed for or by other occupants in the Property so that Tenant’s Work will not interfere with or delay the completion of any other work or activity in the Property. Construction equipment and materials are to be kept within the Premises, and delivery and loading of equipment and materials shall be done at such locations and at such time as Landlord shall direct so as not to burden the construction or operation of the Property. Tenant’s Contractors shall comply with any work rules of the Property and Landlord’s requirements respecting the hours of availability of elevators and manner of handling materials, equipment and debris. Demolition must be performed after 6:00 p.m. and on weekends, or as otherwise required by Landlord or the work rules for the Property. Construction which creates noise, odors or other matters that may bother other occupants may be rescheduled by Landlord at Landlord’s sole discretion. Delivery of materials, equipment and removal of debris must be arranged to avoid any inconvenience or annoyance to other occupants. The Work and all cleaning in the Premises must be controlled to prevent dirt, dust or other matter from infiltrating into adjacent occupant, common or mechanical areas. Tenant shall conduct its labor relations and relations with Tenant’s Planners and Contractors, employees, agents and other such parties so as to avoid strikes, picketing, and boycotts of, on or about the Premises or Property. If any employees of the foregoing parties strike, or if picket lines or boycotts or other visible activities objectionable to Landlord are established, conducted or carried out against Tenant or such parties in or about the Premises or Property, Tenant shall immediately close the Premises and remove or cause to be removed all such parties until the dispute has been settled.

d.        Removal of Debris. Tenant’s Contractors shall be required to remove from the Premises and dispose of, at least once a day and more frequently as Landlord may reasonably direct, all debris and rubbish caused by or resulting from the Work, and shall not place debris in the Property’s waste containers. If required by Landlord, Tenant shall sort and separate its waste and debris for recycling and/or environmental law compliance purposes. Upon completion of Tenant’s Work, Tenant’s Contractors shall remove all surplus materials, debris and rubbish of whatever kind remaining within the Property which has been brought in or created by Tenant’s Contractors in the performance of Tenant’s Work. If any of Tenant’s Contractors shall neglect, refuse or fail to remove any such debris, rubbish, surplus material or temporary structures within 48 hours after notice to Tenant from Landlord with respect thereto, Landlord may cause the same to be removed by contract or otherwise as Landlord may determine expedient, and bill the cost thereof to Tenant.

e.        Completion and General Requirements. Tenant shall take all actions necessary to cause Tenant’s Planners to prepare the Approved Plans, and to cause Tenant’s Contractors to obtain permits or other approvals, diligently commence and prosecute the Work to completion, and obtain any inspections and occupancy certificates for Tenant’s occupancy of the Premises by the Commencement Date set forth in the Lease Document. Any delays in the foregoing shall not serve to abate or extend the time for the Commencement Date or commencement of Rent under the Lease Document, except to the extent of one (1) day for each day that Landlord delays approvals required hereunder beyond the times permitted herein without good cause, provided substantial completion of the Work and Tenant’s ability to reasonably use the Premises by the Commencement Date (or by such later date when Tenant would otherwise have substantially completed the Work) is actually delayed thereby. Tenant shall impose on and enforce all applicable terms of this Exhibit against Tenant’s Planners and Tenant’s Contractors. Tenant shall notify Landlord upon completion of the Work (and record any notice of completion contemplated by law). To the extent reasonably appropriate based on the nature of the Work, Tenant shall provide Landlord with “as built” drawings no later than thirty (30) days after completion of the Work.

f.        Landlord’s Role and Rights. The parties acknowledge that neither Landlord nor its managing agent is an architect or engineer, and that the Work will be designed and performed by independent architects, engineers and Tenant’s Contractors engaged by Tenant. Landlord and its managing agent shall have no responsibility for construction means, methods or techniques or safety precautions in connection with the Work, and do not guarantee that the Plans or Work will be free from errors, omissions or defects, and shall have no liability therefor. Landlord’s approval of Tenant’s Plans and contracts, and Landlord’s designations, lists, recommendations or approvals concerning Tenant’s Planners and Contractors shall not be deemed a warranty as to the quality or adequacy thereof or of the Plans or the Work, or the design thereof, or of its compliance with laws, codes and other legal requirements. Tenant shall permit access to the Premises, and inspection of the Work, by Landlord and Landlord’s architects, engineers, contractors and other representatives, at all times during the period in which the Work is being planned, constructed and installed and following completion of the Work. If Tenant fails to perform the Work as required herein or the materials supplied fail to comply herewith or with the specifications approved by Landlord, and Tenant fails to cure such failure within two (2) business days after notice by Landlord, Landlord shall have the right, but not the obligation, to order Tenant or any of Tenant’s Contractors who violate the requirements imposed on Tenant or Tenant’s Contractors in performing the Work to cease the Work and remove its equipment and employees from the Property. Landlord shall have the right, but not the obligation, to perform, on behalf of and for the account of Tenant, subject to reimbursement by Tenant, any work required to cure or complete any Work which has violated this Exhibit or which pertains to patching of the Work (and which Tenant has failed to cure within ten (10) days after notice from Landlord), or involves Work outside the Premises, or affects the base building core or structure or Systems and Equipment for the Property.

VI.      HVAC Balancing. As a final part of the Work, Tenant shall cause its contractor to perform air balancing tests and adjustments on all areas of the Premises served by the air handling system that serves the areas in which the Work is performed (including any original space and any additional space being added to the Premises in connection herewith). Landlord shall not be responsible for any disturbance or deficiency created in the air conditioning or other mechanical, electrical or structural facilities within the Property or Premises as a result of the Work. If such disturbances or deficiencies result, and Tenant’s contractor does not properly correct the same, Landlord reserves the right, after fifteen (15) days notice to Tenant, to correct the same and restore the services to Landlord’s reasonable satisfaction, at Tenant’s reasonable expense.

VII.      Certain Definitions

a.        “Space Plan” herein means, to the extent required by the nature of the Work, detailed plans (including any so-called “pricing plans”), including a fully dimensioned floor plan and drawn to scale, showing: (i) demising walls, interior walls and other partitions, including type of wall or partition and height, and any demolition or relocation of walls, and details of space occupancy and density, (ii)

doors and other openings in such walls or partitions, including type of door and hardware, (iii) electrical and computer outlets, circuits and anticipated usage therefor, (iv) any special purpose rooms, any sinks or other plumbing facilities, heavy items, and any other special electrical, HVAC or other facilities or requirements, including all special loading and related calculations, (v) any space planning considerations to comply with fire or other codes or other governmental or legal requirements, (vi) finish selections, and (vii) any other details or features requested by Architect, Engineer or Landlord, or otherwise required, in order for the Space Plan to serve as a basis for Landlord to approve the Work, and for Tenant to contract and obtain permits for the Work, or for the Space Plan to serve as a basis for preparing Construction Drawings.

b.        “Construction Drawings” herein means, to the extent required by the nature of the Work, fully dimensioned architectural construction drawings and specifications, and any required engineering drawings, specifications and calculations (including mechanical, electrical, plumbing, structural, air-conditioning, ventilation and heating), and shall include any applicable items described above for the Space Plan, and any other details or features requested by Architect, Engineer or Landlord in order for the Construction Drawings to serve as a basis for Landlord to approve the Work, and for Tenant to contract and obtain permits for the Work.

c.        “Work” herein means: (i) the improvements and items of work shown on the final Approved Plans (including changes thereto), and (ii) any preparation or other work required in connection therewith, including without limitation, structural or mechanical work, additional HVAC equipment or sprinkler heads, or modifications to any building mechanical, electrical, plumbing or other systems and equipment or relocation of any existing sprinkler heads, either within or outside the Premises required as a result of the layout, design, or construction of the Work or in order to extend any mechanical distribution, fire protection or other systems from existing points of distribution or connection, or in order to obtain building permits for the work to be performed within the Premises (unless Landlord requires that the Plans be revised to eliminate the necessity for such work).

VIII.    Liens. Tenant shall pay all costs for the Plans and Work when due. Tenant shall keep the Property, Premises and this Lease free from any mechanic’s, materialman’s, architect’s, engineer’s or similar liens or encumbrances, and any claims therefor, or stop or violation notices, in connection with the Plans and Work. Tenant shall give Landlord notice at least ten (10) days prior to the commencement of any Work (or such additional time as may be necessary under applicable Laws), to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such claim, lien or encumbrance, or stop or violation notices of record, by bond or otherwise within thirty (30) days after notice by Landlord. If Tenant fails to do so, Landlord may pay the amount (or any portion thereof) or take such other action as Landlord deems necessary to remove such claim, lien or encumbrance, or stop or violation notices, without being responsible for investigating the validity thereof. The amount so paid and costs incurred by Landlord shall be deemed additional Rent under the Lease Document payable upon demand, without limitation as to other remedies available to Landlord.

IX.      Miscellaneous

a.        Interpretation; Original Lease. If this Work Letter is attached as an Exhibit to an amendment to an existing lease (“Original Lease”), whether such amendment adds space, relocates the Premises or makes any other modifications, the term “Lease Document” herein shall refer to such amendment, or the Original Lease as amended, as the context implies. By way of example, in such case, references to the “Premises” and “Commencement Date” herein shall refer, respectively, to such additional or relocated space and the effective date for delivery thereof under such amendment, unless expressly provided to the contrary herein. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Lease Document.

b.        General Matters. This Exhibit is intended to supplement and be subject to the provisions of the Lease Document, including, without limitation, those provisions requiring that any modification or amendment be in writing and signed by authorized representatives of both parties. This Exhibit shall not apply to any additional space added to the Premises at any time, whether by any options or rights under the Lease Document or otherwise, or to any portion of the Premises in the event of a renewal or extension of the Term of the Lease Document, whether by any options or rights under the Lease Document or otherwise, unless expressly so provided in the Lease Document or any amendment or supplement thereto. The Lease Document and this Exhibit are not intended to create any third-party beneficiaries; without limiting the generality of the foregoing, no Tenant Contractors or Tenant Planners shall have any legal or beneficial interest in the Allowance. The rights granted in this Exhibit are personal to Tenant as named in the Lease Document, and are intended to be performed for such Tenant’s occupancy of the Premises. Under no circumstance whatsoever shall any assignee or subtenant have any rights under this Exhibit. Any remaining obligations of Landlord under this Exhibit not theretofore performed shall concurrently terminate and become null and void if Tenant subleases or assigns the Lease Document with respect to all or any portion of the Premises, or seeks or proposes to do so (or requests Landlord’s consent to do so), or if Tenant or any current or proposed affiliate thereof issues any written statement indicating that Tenant will no longer move its business into, or that Tenant will vacate and discontinue its business from, the Premises or any material portion thereof. Any termination of Landlord’s obligations under this Exhibit pursuant to the foregoing provisions shall not serve to terminate or modify any of Tenant’s obligations under the Lease Document. In addition, notwithstanding anything to the contrary contained herein, Landlord’s obligations under this Exhibit, including obligations to perform any work, or provide any Allowance or rent credit, shall be subject to the condition that Tenant shall be in compliance with the material terms of the Lease (including all terms providing for the timely payment of rent), and shall not have committed a violation under the Lease by the time that Landlord is required to perform such work or provide such Allowance or rent credit.

EXHIBIT C EXTENSION OPTION	CMD 116B (1/02) Market Rates

1.        Option to Extend. Subject to the other provisions hereof, Landlord hereby grants Tenant one option (“Extension Option”) to extend the current Term of the Lease for an additional period of five (5) consecutive years from the expiration of the prior period (“Extension Period”), on the same terms and conditions then in effect under this Lease immediately prior to the Extension Period, except as modified by the “Market Rates, Terms and Conditions” further described below, and Tenant shall have no further option to extend. Tenant may exercise the Extension Option only by giving Landlord written notice thereof (“Tenant’s Exercise Notice”) no earlier than twelve (12) and no later than nine (9) full calendar months prior to commencement of the subject Extension Period. Tenant’s Exercise Notice shall be unconditional and irrevocable (except as expressly provided herein).

2.        Market Rates, Terms and Conditions; Disagreement. Within thirty (30) days after receiving Tenant’s Exercise Notice, Landlord shall provide Tenant with notice (“Landlord’s Notice”) of the Market Rates, Terms and Conditions. The term “Market Rates, Terms and Conditions” herein shall mean Landlord’s good faith determination of the Base Rent and other terms and conditions that a comparable, ready and willing landlord, and a comparable, ready and willing tenant, would mutually accept on a negotiated arm’s length basis for a lease extension for the Premises for the subject Extension Period in the 44th Street submarket, taking into account when the Extension Period will commence and expire, the location, quality and age of the Building, the location, size, configuration and use of the Premises, the method of determining rentable area, that the Premises constitutes non-sublease, unencumbered, non-equity space, and any other relevant term or provision in making such determination; provided, that if the then-current Market Rates, Terms and Conditions include leasehold improvements or an allowance therefor or any other economic concessions or incentives, then Landlord shall, at its option, either provide such items or Landlord shall adjust the Base Rent to take into account any items which Landlord has elected not to provide. If the Market Rates, Terms and Conditions determined by Landlord are not acceptable to Tenant, then Tenant may, no later than fifteen (15) days after Landlord’s Notice, either: (a) revoke its exercise of the Extension Option by notice (“Tenant Revocation Notice”) to Landlord, in which case the Extension Option and Tenant’s exercise thereof shall thereupon be null and void, or (b) leave Tenant’s Exercise Notice irrevocably and unconditionally in effect and provide notice (“Arbitration Request Notice”) of Tenant’s desire to arbitrate in accordance with this Exhibit. If Tenant fails to provide a Tenant Revocation Notice or Arbitration Request Notice within the time required herein, then Tenant shall be deemed to have unconditionally and irrevocably exercised the Extension Option and accepted the Market Rates, Terms and Conditions in Landlord’s Notice.

3.        Arbitration. If Tenant provides an Arbitration Request Notice within the time required herein, each party shall within the next fifteen (15) days, at its own cost and expense, give notice (“Arbitration Appointment Notice”) to the other party appointing a licensed commercial real estate broker with at least seven (7) years of full-time experience leasing comparable office space in comparable buildings in the same market area to determine the Base Rent component (“Base Rent Component”) of the Market Rates, Terms and Conditions, including any fixed increases in such Base Rent Component, taking into account the other provisions of this Exhibit, and the other components of the Market Rates, Terms and Conditions contained in Landlord’s Notice (such as whether such Market Rates, Terms and Conditions include leasehold improvements or other economic concessions, or a base year or stop level for Taxes or Expenses). If a party does not appoint such a broker within such fifteen (15) day period, and so fails for an additional fifteen (15) day period following further notice from the other party requesting such appointment, and giving notice of the name of its broker, the single broker appointed shall be the sole broker and shall reasonably and in good faith determine the Base Rent Component. If the two brokers are appointed by the parties as stated herein, they shall meet promptly and attempt to determine

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the Base Rent Component. If they are unable to agree on the Base Rent Component within fifteen (15) days after the second broker has been appointed, they shall elect a third broker meeting the standards set forth above, and who has not previously acted in any capacity for either party, within fifteen (15) days thereafter. Each of the parties hereto shall bear one-half of the cost of appointing the third broker and of paying the third broker’s fee. Within fifteen (15) days after the selection of the third broker, a majority of the brokers shall determine the Base Rent Component. If a majority of the brokers are unable to determine the Base Rent Component within such period, each broker shall thereupon submit his final determination in writing, the three determinations shall be added together and the total divided by three, and the resulting quotient shall be the Base Rent Component, subject to the following provisions. If the low or high determination are more than ten (10) percent lower and/or higher than the middle determination, the low determination and/or the high determination shall be disregarded. If only one determination is disregarded, the remaining two determinations shall be added together and their total divided by two, and the resulting quotient shall be the Base Rent Component. If both the low determination and the high determination are disregarded as provided herein, the middle determination shall be the Base Rent Component. If, for any reason, the Base Rent Component has not been resolved by the commencement of the Extension Period, Tenant shall commence paying Base Rent, Taxes, Expenses and other sums in accordance with Landlord’s Notice on the commencement of the Extension Period, subject to retroactive and prospective adjustment after the matter is resolved. An arbitration decision made in accordance with this Exhibit shall be final and binding on the parties. Tenant and the brokers shall be required to keep all matters pertaining to the arbitration strictly confidential and shall be required to sign such confidentiality agreements as Landlord reasonably requires.

4.        General Matters. If Tenant validly exercises the Extension Option, Tenant shall execute an amendment (“Extension Amendment”) to confirm the extension of the Term, within fifteen (15) days after Landlord reasonably prepares and provides the same to Tenant. The Extension Option herein shall, at Landlord’s election, be conditioned on the Lease being in full force and effect, and Tenant not then being in default beyond any applicable cure period under the Lease, at the time Tenant seeks to exercise the Extension Option, or at any time thereafter and prior to commencement of the Extension Period. If Tenant shall fail to properly and timely exercise the Extension Option, then the Extension Option shall thereupon terminate. STRICT COMPLIANCE AND TIMELINESS IN GIVING TENANT’S NOTICES AND SIGNING THE EXTENSION AMENDMENT HEREUNDER IS OF THE ESSENCE OF THIS PROVISION. The rights granted in this Exhibit are personal to Tenant as named in this Lease document. Under no circumstance whatsoever shall the assignee under a complete or partial assignment of the Lease document, or a subtenant under a sublease of the Premises, have any right to exercise the rights of Tenant under this Exhibit. If Tenant shall sublease or assign the Lease with respect to all or any portion of the Premises, then immediately upon such sublease or assignment Tenant’s rights under this Exhibit shall concurrently terminate and become null and void.

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EXHIBIT D RIGHT OF OFFER	CMD 117C (1/02) Vacant/Occupied Expansion Spaces

1.        Right of Offer. Landlord hereby grants Tenant a right of offer (“Right Of Offer”) to lease all rentable space on the 4th (fourth) floor of the Property that is not currently included in the Premises (collectively referred to herein as the “Expansion Space”), all on and subject to the following provisions; provided, this Right of Offer and Landlord’s obligation to provide a “Landlord Notice” shall be in effect commencing on the Extension Date.

2.        Landlord’s Notice of Expansion Terms. While this Right of Offer is in effect, Landlord shall notify Tenant in writing (“Landlord’s Notice”): (i) as to any currently available portions of the Expansion Space, when Landlord enters or intends to enter negotiations with a third party to lease the Expansion Space (and Landlord’s good faith determination of whether negotiations have been entered or are about to be entered shall be conclusive and binding upon the parties), or (ii) as to any currently unavailable portions of the Expansion Space, when such areas become available, or (iii), at Landlord’s option, at any time prior thereto or thereafter, but in any event prior to leasing the Expansion Space to another party. Landlord’s Notice shall set forth the terms (“Expansion Terms”) on which Landlord proposes to lease the Expansion Space to Tenant, including, but not limited to, a date for the commencement of the lease thereof (“Expansion Space Commencement Date”), and the other items as further set forth below.

a.        Expansion Space Commencement Date Within First 180 Days. If the Expansion Space Commencement Date will occur within the first 180 days after the Extension Date set forth in Section 1 of this Amendment, Landlord’s Notice shall set forth “Expansion Terms” as follows: (i) an Expansion Space Commencement Date, (ii) an expiration date therefor, which shall be co-terminous with the Extended Term of this Lease (as the same may be extended pursuant to Exhibit C), (iii) rentable area, (iv) monthly Base Rent and scheduled increases therein (which shall be the same rates per square foot of rentable area as contained in Section 4 of this Amendment then in effect with respect to the Original Premises hereunder), (v) Tenant’s Share of operating costs applicable to the Expansion Space (any so-called Expense Stop shall be the same as set forth in Section 5 of this Amendment), and (vi) that the space shall be provided in “as is” condition at the time possession is delivered, except that Landlord shall provide an allowance (“Expansion Allowance”) towards Tenant’s reasonable direct out-of-pocket costs of designing and performing permanent leasehold improvements to the Expansion Space of up to $12.00 times the number of square feet of usable area of the subject Expansion Space.

b.        Expansion Space Commencement Date After 180 Days. If the Expansion Space Commencement Date will occur more than 180 days after the Extension Date set forth in Section 1 of this Amendment, then Landlord’s Notice shall set forth “Expansion Terms” on which Landlord proposes to lease the Expansion Space to Tenant, including, but not limited to, an Expansion Space Commencement Date, and an expiration date therefor or whether the term therefor will be co-terminous with the Term of this Lease, rentable area, monthly base rent and any scheduled increases therein, Tenant’s share of taxes, expenses and other such items (and any base year or stop level therefor), any tenant improvements or allowance therefor, and any other terms and conditions, as determined in Landlord’s good faith discretion, taking into account any “Comparable Expansions” as described in Paragraph 4 below, and any comparable expansion terms generally being provided for comparable tenants of comparable financial condition for comparable non-sublease space in comparable buildings in the vicinity for time periods that are substantially the same as the period of time during which the Expansion Space will be leased to Tenant.

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c.        General Terms. Except as set forth in Landlord’s Notice, the Expansion Terms shall be deemed to include the same terms then in effect on the Expansion Space Commencement Date, and thereafter scheduled to be in effect, under the Lease (with any matters in the Lease based on square footage adjusted proportionately to reflect the rentable area of the Expansion Space and Landlord’s then-current Building standard ratios and policies).

3.        Tenant’s Notice and Financial Information; Confirmation or Disagreement Concerning Market Terms. Within five (5) days after Landlord’s Notice, Tenant shall deliver to Landlord either: (a) a notice (“Tenant’s Acceptance Notice”) accepting Landlord’s determination of the Expansion Terms set forth in Landlord’s Notice, or (b) a notice (“Tenant’s Expansion Terms Notice”) of Tenant’s good faith determination of the Expansion Terms and reasons therefor; provided that Tenant shall have the right to send a Tenant’s Expansion Terms Notice only if the expansion is pursuant to 2.b above. Tenant’s Acceptance Notice or Tenant’s Expansion Terms Notice shall include financial information for Tenant’s business comparable to the information provided in connection with entering into this Lease document. If Landlord determines in good faith that Tenant’s financial condition is worse than the condition that Landlord accepted when the parties entered into this Lease document, Landlord may withdraw Landlord’s Notice and the Right of Offer, or provide a new Landlord’s Notice with reasonably modified Expansion Terms or reasonable additional security requirements taking into account Tenant’s financial condition.

4.        Letter of Intent and Expansion Documentation. If Tenant provides a timely Tenant’s Expansion Terms Notice, the parties shall seek to agree on the Expansion Terms in the form of a non-binding letter of intent (“Letter of Intent”) during the period (“Negotiation Period”) ending ten (10) days after Landlord’s Notice. In connection with such negotiations, Landlord shall at Tenant’s request, provide copies of the pages containing the basic economic provisions from any comparable negotiated expansions at the Property (with the names and suite numbers of the other tenants covered over) that are reasonably relevant to the determination of Market Rates, Terms and Conditions as described in Paragraph 2.b above (“Comparable Expansions”), as reasonable determined by Landlord. If Tenant delivers a timely Tenant’s Acceptance Notice, or if the parties enter into the Letter of Intent concerning the Expansion Terms during the Negotiation Period, then the parties shall seek to agree on and enter into a mutually acceptable formal written expansion amendment to the Lease (“Expansion Documentation”) setting forth the final and definitive Expansion Terms and other mutually acceptable provisions for the Expansion Space during the period (“Documentation Period”) ending ten (10) days after Landlord’s Notice. Once Tenant provides either Tenant’s Acceptance Notice or Tenant’s Expansion Terms Notice exercising Tenant’s Right of Offer, Landlord shall have no further obligation to provide a Landlord’s Notice respecting the Expansion Space included in Landlord’s Notice (provided, this Right of Offer shall continue to apply to any portions of the Expansion Space that were not included in Landlord’s Notice as further provided below). If Tenant fails to validly exercise such Right Of Offer, or fails to sign and deliver the Expansion Documentation to Landlord, strictly in accordance with the terms hereof, such Right Of Offer shall be deemed to have lapsed and expired as to the Expansion Space that was included in Landlord’s Notice, and Landlord may thereafter freely lease all or a portion of the Expansion Space that was included in Landlord’s Notice to any other party, at any time, on any terms, in Landlord’s sole discretion; provided, despite Tenant’s waiver, this Right of Offer shall continue to apply to any portions of the Expansion Space that were not included in Landlord’s Notice as further provided below; and further provided, despite Tenant’s waiver, this Right of Offer shall: (a) continue to apply to any portions of the Expansion Space that were not included in Landlord’s Notice as further provided below, and (b) apply again to the Expansion Space (or such portion thereof as may have been included in Landlord’s Notice) if Landlord fails to enter into a lease document for the Expansion Space (or such portion thereof, as the case may be) within six (6) months after Tenant waives this Right of Offer as to such area. TIME PERIODS AND STRICT COMPLIANCE IN GIVING TENANT’S NOTICE, AND IN TENANT’S

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SIGNING AND DELIVERING THE EXPANSION DOCUMENTATION, ARE OF THE ESSENCE OF THIS RIGHT OF OFFER.

5.        Offering Portions of Expansion Space; Adjustments to Expansion Space; Prior Rights. This Right Of Offer shall apply only with respect to the entire Expansion Space, and may not be exercised with respect to only a portion thereof (unless only a portion of the Expansion Space shall be included in Landlord’s Notice). If only a portion of the Expansion Space shall be included in Landlord’s Notice, this Right of Offer shall apply to such portion, and shall thereafter apply to such other portions of the Expansion Space as they become the subject of Landlord’s Notices, subject to good faith adjustments by Landlord in the size, configuration and location of such remaining portions. If the Expansion Space is part of a larger space that Landlord desires to lease as a unit, then Landlord’s Notice shall, at Landlord’s option, identify the entire such space and the Expansion Terms therefor, and in such case, this Right Of Offer shall apply only to such entire space. Landlord reserves the right at any time prior to sending, or as part of, Landlord’s Notice, to substitute for the Expansion Space other space (herein referred to as the “new expansion space”) in the Building or another building in the same complex or in the vicinity, provided the new expansion space shall be similar to the Expansion Space in size (up to 10% larger or smaller); at Landlord’s option, the new expansion space may overlap with and include a portion of the then current Expansion Space. This Right Of Offer shall be subject to the then existing tenants or occupants of the Expansion Space renewing their existing leases whether pursuant to options to extend previously granted or otherwise, and such Right Of Offer, and any rights of Tenant to extend the Term of the Lease with respect to the Expansion Space, are subordinate to, and limited by, any rights of any other parties to lease the Expansion Space granted prior to full execution and delivery of this document.

6.        Miscellaneous. This Right Of Offer is subject to the condition that the Lease be in full force and effect, and that Tenant not then be in default beyond any applicable cure period under the Lease on the date when Landlord provides or would otherwise provide Landlord’s Notice, or at any time thereafter and prior to the Expansion Space Commencement Date. The rights granted in this Exhibit are personal to Tenant as named in this Lease document. Under no circumstance whatsoever shall the assignee under a complete or partial assignment of the Lease document, or a subtenant under a sublease of the Premises, have any right to exercise the rights of Tenant under this Exhibit. If Tenant shall sublease or assign the Lease with respect to all or any portion of the Premises, then immediately upon such sublease or assignment Tenant’s rights under this Exhibit shall concurrently terminate and become null and void. If Tenant shall exercise the Right Of Offer herein, Landlord does not guarantee to deliver possession of the Expansion Space on the Expansion Space Commencement Date due to continued possession by the then existing occupants or any other reason beyond Landlord’s reasonable control. In such event, rent and other charges with respect to the Expansion Space shall be abated until Landlord delivers the same to Tenant (except to the extent that Tenant or its affiliates, agents, employees or contractors cause the delay), as Tenant’s sole recourse. Tenant’s exercise of this Right of Offer is intended to supersede any rights of Tenant under the Lease to reduce or relocate the Premises, or terminate the Lease early, and all such provisions shall thereupon be automatically deleted. Tenant’s failure to exercise this Right of Offer in accordance with the terms of this Exhibit is intended to supersede any other rights of Tenant under other provisions of the Lease to expand or relocate the Premises, and all such other provisions shall thereupon be automatically deleted.

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EXHIBIT E RIGHT OF OFFER	CMD 117A (1/02) Right of Offer Occupied Expansion Space

1.        Right of Offer. Landlord hereby grants Tenant a right of offer (“Right Of Offer”) to lease the space shown on Exhibit A, currently known as Suite 1100 and Suite 1150 (the “Expansion Space”), which shall be deemed to contain 3,227 square feet of rentable area and 8,232 square feet of rentable area, respectively, for current purposes hereof, all on and subject to the following provisions; provided, this Right of Offer and Landlord’s obligation to provide a “Landlord Notice” shall be in effect commencing on the Extension Date.

2.        Landlord’s Notice of Expansion Terms. While this Right of Offer is in effect, Landlord shall notify Tenant in writing (“Landlord’s Notice”): (i) within thirty (30) days after the Expansion Space becomes legally available to lease, or (ii) at such earlier time as Landlord shall be in a position to project when the Expansion Space will be legally available to lease, advising Tenant of such projected date, or (iii) at any time thereafter but prior to leasing the Expansion Space to another party. Landlord’s Notice shall set forth the terms (“Expansion Terms”) on which Landlord proposes to lease the Expansion Space to Tenant, including, but not limited to, a date for the commencement of the lease thereof (“Expansion Space Commencement Date”), an expiration date therefor or whether the term therefor will be coterminous with the Term of this Lease, rentable area, monthly base rent and any scheduled increases therein, Tenant’s share of taxes, expenses and other such items (and any base year or stop level therefor), any tenant improvements or allowance therefor, and any other terms and conditions, as determined in Landlord’s good faith discretion, taking into account any “Comparable Expansions” as described in Paragraph 4 below, and any comparable expansion terms generally being provided for comparable tenants of comparable financial condition for comparable non-sublease space in comparable buildings in the vicinity for time periods that are substantially the same as the period of time during which the Expansion Space will be leased to Tenant. Except as set forth in Landlord’s Notice, the Expansion Terms shall be deemed to include the same terms then in effect on the Expansion Space Commencement Date, and thereafter scheduled to be in effect, under the Lease (with any matters in the Lease based on square footage adjusted proportionately to reflect the rentable area of the Expansion Space and Landlord’s then current Building-standard ratios and policies).

3.        Tenant’s Notice and Financial Information; Confirmation or Disagreement Concerning Market Terms. Within five (5) days after Landlord’s Notice, Tenant shall deliver to Landlord either: (a) a notice (“Tenant’s Acceptance Notice”) accepting Landlord’s determination of the Expansion Terms set forth in Landlord’s Notice, or (b) a notice (“Tenant’s Expansion Terms Notice”) of Tenant’s good faith determination of the Expansion Terms and reasons therefor. Tenant’s Acceptance Notice or Tenant’s Expansion Terms Notice shall include financial information for Tenant’s business comparable to the information provided in connection with entering into this Lease document. If Landlord determines in good faith that Tenant’s financial condition is worse than the condition that Landlord accepted when the parties entered into this Lease document, Landlord may withdraw Landlord’s Notice and the Right of Offer, or provide a new Landlord’s Notice with reasonably modified Expansion Terms or reasonable additional security requirements taking into account Tenant’s financial condition.

4.        Letter of Intent and Expansion Documentation. If Tenant provides a timely Tenant’s Expansion Terms Notice, the parties shall seek to agree on the Expansion Terms in the form of a non-binding letter of intent (“Letter of Intent”) during the period (“Negotiation Period”) ending ten (10) days after Landlord’s Notice. In connection with such negotiations, Landlord shall at Tenant’s request, provide copies of the pages containing the basic economic provisions from any comparable negotiated expansions at the Property (with the names and suite numbers of the other tenants covered over) that are reasonably relevant to the determination of Market Rates, Terms and Conditions as described in

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Paragraph 2 above (“Comparable Expansions”), as reasonable determined by Landlord. If Tenant delivers a timely Tenant’s Acceptance Notice, or if the parties enter into the Letter of Intent concerning the Expansion Terms during the Negotiation Period, then the parties shall seek to agree on and enter into a mutually acceptable formal written expansion amendment to the Lease (“Expansion Documentation”) setting forth the final and definitive Expansion Terms and other mutually acceptable provisions for the Expansion Space during the period (“Documentation Period”) ending ten (10) days after Landlord’s Notice. Once Tenant provides either Tenant’s Acceptance Notice or Tenant’s Expansion Terms Notice exercising Tenant’s Right of Offer, Landlord shall have no further obligation to provide a Landlord’s Notice respecting the Expansion Space included in Landlord’s Notice (provided, this Right of Offer shall continue to apply to any portions of the Expansion Space that were not included in Landlord’s Notice as further provided below). If Tenant fails to validly exercise such Right Of Offer, or fails to sign and deliver the Expansion Documentation to Landlord, strictly in accordance with the terms hereof, such Right Of Offer shall be deemed to have lapsed and expired as to the Expansion Space that was included in Landlord’s Notice, and Landlord may thereafter freely lease all or a portion of the Expansion Space that was included in Landlord’s Notice to any other party, at any time, on any terms, in Landlord’s sole discretion; provided, despite Tenant’s waiver, this Right of Offer shall continue to apply to any portions of the Expansion Space that were not included in Landlord’s Notice as further provided below; and further provided, despite Tenant’s waiver, this Right of Offer shall: (a) continue to apply to any portions of the Expansion Space that were not included in Landlord’s Notice as further provided below, and (b) apply again to the Expansion Space (or such portion thereof as may have been included in Landlord’s Notice) if Landlord fails to enter into a lease document for the Expansion Space (or such portion thereof, as the case may be) within six (6) months after Tenant waives this Right of Offer as to such area. TIME PERIODS AND STRICT COMPLIANCE IN GIVING TENANT’S NOTICE, AND IN TENANT’S SIGNING AND DELIVERING THE EXPANSION DOCUMENTATION, ARE OF THE ESSENCE OF THIS RIGHT OF OFFER.

5.        Offering Portions of Expansion Space; Adjustments to Expansion Space; Prior Rights. This Right Of Offer shall apply only with respect to the entire Expansion Space, and may not be exercised with respect to only a portion thereof (unless only a portion of the Expansion Space shall be included in Landlord’s Notice). If only a portion of the Expansion Space shall be included in Landlord’s Notice, this Right of Offer shall apply to such portion, and shall thereafter apply to such other portions of the Expansion Space as they become the subject of Landlord’s Notices, subject to good faith adjustments by Landlord in the size, configuration and location of such remaining portions. If the Expansion Space is part of a larger space that Landlord desires to lease as a unit, then Landlord’s Notice shall, at Landlord’s option, identify the entire such space and the Expansion Terms therefor, and in such case, this Right Of Offer shall apply only to such entire space. Landlord reserves the right at any time prior to sending, or as part of, Landlord’s Notice, to substitute for the Expansion Space other space (herein referred to as the “new expansion space”) in the Building or another building in the same complex or in the vicinity, provided the new expansion space shall be similar to the Expansion Space in size (up to 10% larger or smaller); at Landlord’s option, the new expansion space may overlap with and include a portion of the then current Expansion Space. This Right Of Offer shall be subject to the then existing tenants or occupants of the Expansion Space renewing their existing leases whether pursuant to options to extend previously granted or otherwise, and such Right Of Offer, and any rights of Tenant to extend the Term of the Lease with respect to the Expansion Space, are subordinate to, and limited by, any rights of any other parties to lease the Expansion Space granted prior to full execution and delivery of this document.

6.        Miscellaneous. This Right Of Offer is subject to the condition that the Lease be in full force and effect, and that Tenant not then be in default beyond any applicable cure period under the Lease on the date when Landlord provides or would otherwise provide Landlord’s Notice, or at any time thereafter and prior to the Expansion Space Commencement Date. The rights granted in this Exhibit are personal to Tenant as named in this Lease document. Under no circumstance whatsoever shall the

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assignee under a complete or partial assignment of the Lease document, or a subtenant under a sublease of the Premises, have any right to exercise the rights of Tenant under this Exhibit. If Tenant shall sublease or assign the Lease with respect to all or any portion of the Premises, then immediately upon such sublease or assignment Tenant’s rights under this Exhibit shall concurrently terminate and become null and void. If Tenant shall exercise the Right Of Offer herein, Landlord does not guarantee to deliver possession of the Expansion Space on the Expansion Space Commencement Date due to continued possession by the then existing occupants or any other reason beyond Landlord’s reasonable control. In such event, rent and other charges with respect to the Expansion Space shall be abated until Landlord delivers the same to Tenant (except to the extent that Tenant or its affiliates, agents, employees or contractors cause the delay), as Tenant’s sole recourse. Tenant’s exercise of this Right of Offer is intended to supersede any rights of Tenant under the Lease to reduce or relocate the Premises, or terminate the Lease early, and all such provisions shall thereupon be automatically deleted. Tenant’s failure to exercise this Right of Offer in accordance with the terms of this Exhibit is intended to supersede any other rights of Tenant under other provisions of the Lease to expand or relocate the Premises, and all such other provisions shall thereupon be automatically deleted.

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EXHIBIT F PARKING	CMD 111D - 1 (3/01) Different Parking Areas For Amendment

1.        Amendment; Deletion of Prior Parking. This Exhibit is attached to an amendment to an existing lease, and the term “Lease” herein shall refer to such amendment, or the existing lease as amended, and terms such as “Commencement Date” shall refer to analogous terms in such amendment, as the context reasonably implies. This Exhibit supersedes any parking rights previously granted under the Lease or any other parking agreements between the parties, all of which are hereby deleted and/or superseded.

2.        Spaces. Tenant hereby agrees to license from Landlord and Landlord agrees to license to Tenant, for the Extended Term, the use by Tenant and its employees occupying the Premises designated by Tenant:

Area A Covered Unreserved Spaces:    sixty-two (62) parking spaces on the Extension Date and an additional twelve (12) parking spaces on the Additional Premises Commencement Date, for a total of seventy-four (74) parking spaces, in the area of the Parking Facility known or described as the Garage (“Area A”) on a non-exclusive, unassigned basis, subject to the other provisions hereof.

Area B Uncovered Unreserved Spaces:    twenty-eight (28) parking spaces on the Extension Date and an additional five (5) parking spaces on the Additional Premises Commencement Date, for a total of thirty-three (33) parking spaces, in the area of the Parking Facility known or described as the Garage Rooftop or Uncovered Surface (“Area B”) on a non-exclusive, unassigned basis, subject to the other provisions hereof.

Covered Reserved Spaces: sixteen (16) parking spaces on the Extension Date and an additional three (3) parking spaces on the Additional Premises Commencement Date, for a total of nineteen (19) reserved parking spaces in the Garage area of the Parking Facility (“Reserved Spaces”), subject to the other provisions hereof. Such Reserved Spaces shall be assigned parking spaces identified with Tenant’s name in accordance with Landlord’s standard procedures, provided Landlord shall have no the obligation to tow vehicles that are improperly parked in such assigned spaces (but Landlord reserves the right to do so after receiving notice thereof from Tenant or otherwise).

3.        Charges. Tenant shall pay Landlord the monthly charges established from time to time by Landlord for such spaces, in advance, on the first day of each calendar month of the License Term, plus any sales or other tax thereon, concurrently with Tenant’s payment of monthly Base Rent (but, at Landlord’s option, by separate check payable to Landlord’s agent or parking facility operator). No deductions from the monthly charge shall be made for days on which the Parking Facility is not used by Tenant. Failure to pay in advance by the first day of each month will automatically cancel parking privileges and a charge at the prevailing daily parking rate will be due. The initial charges for such spaces are as follows:

Area A Spaces: $30.00 per space per month, or a total monthly charge of $1,860.00 on the Extension Date and $2,220.00 on the Additional Premises Commencement Date for all such Area A Spaces, plus any sales or other tax thereon, provided, however, that such charges shall be abated for the first 18 months of the Extended Term.

Area B Spaces:                 $--0— during the Extended Term.

Reserved Spaces:              $--0-- during the Extended Term.

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4.        Other Provisions. The term (“License Term”) of this license shall commence on the Commencement Date, and shall continue until the earlier to occur of the expiration or earlier termination of the Lease, or at Landlord’s option without prior notice after Tenant’s abandonment of the Premises or parking spaces hereunder. Landlord reserves the right to relocate any of the above spaces from any Area to another Area of the Parking Facility from time to time upon ten (10) days notice to Tenant. Tenant may, from time to time, request additional parking spaces, and if Landlord shall provide the same, such spaces shall be provided and used on a month-to-month basis, and otherwise on the other terms and provisions herein, and for such monthly parking charges as Landlord shall establish from time to time. All spaces hereunder shall be used solely for the purpose of parking non-commercial passenger vehicles. As a condition to the use of such spaces, Landlord may require that Tenant and/or each individual using such spaces sign and comply with such further documentation as any parking facility management company for the Parking Facility may require. Tenant may transfer the parking rights hereunder pro rata to the subtenant or assignee in connection with a sublease or assignment of this Lease. However, Tenant shall not otherwise assign, mortgage, pledge, hypothecate, encumber or permit any lien to attach to, or otherwise transfer, the rights under this Exhibit, by operation of law or otherwise, nor sublicense the parking spaces hereunder, nor permit the use thereof by any parties other than Tenant and its employees (and any attempt to engage in such a transfer of the parking rights hereunder shall, at Landlord’s written election, be null and void ab initio). Notwithstanding the foregoing to the contrary, any Reserved Spaces hereunder are personal to the initial Tenant named in this Lease, and if the number of parking spaces hereunder exceeds the number derived by applying Tenant’s Share (as defined in the Lease) to the number of unassigned spaces designated to serve the Building (“Above Standard Ratio”), Tenant’s rights to such Above Standard Ratio are personal to the initial Tenant named in this Lease, and Landlord reserves the right in connection with any sublease, assignment or other transfer of or under the Lease, or at anytime thereafter, to convert any Reserved Spaces to General Spaces and/or to reduce the number of spaces hereunder to eliminate the Above Standard Ratio. The parking spaces hereunder shall be subject to the Rules set forth below, except to the extent expressly inconsistent herewith.

PARKING RULES

(i)        Cars must be parked entirely within the stall lines, and only small or other qualifying cars may be parked in areas reserved for such cars; all directional signs, arrows and speed limits must be observed; spaces reserved for disabled persons must be used only by vehicles properly designated; washing, waxing, cleaning or servicing of any vehicle is prohibited; every parker is required to park and lock his own car, except to the extent that Landlord adopts a valet parking system; in areas requiring an attendant or security personnel, hours shall be reasonably established by Landlord or its parking operator from time to time; parking is prohibited in areas: (a) not striped or designated for parking, (b) aisles, (c) where “no parking” signs are posted, (d) on ramps, and (e) loading areas and other specially designated areas. Delivery trucks and vehicles shall use only those areas designated therefor.

(ii)        Parking stickers, key cards or any other devices or forms of identification or entry shall remain the property of Landlord. Such devices must be displayed as requested and may not be mutilated in any manner. Devices are not transferable and any device in the possession of an unauthorized holder will be void. Loss or theft of such devices must be reported to Landlord or any garage manager immediately. Any parking devices reported lost or stolen which are found on any unauthorized car will be confiscated and the illegal holder will be subject to prosecution. Lost or stolen devices found by Tenant or its employees must be reported to Landlord or the office of the garage immediately.

(iii)      Except as may be specifically granted in this Exhibit, parking for Tenant and its employees and visitors shall be in areas designated by Landlord from time to time on a non-exclusive “first come, first served,” unassigned basis, in common with Landlord and other tenants at the Property, and their employees and visitors, and other Persons to whom Landlord shall grant the right or who shall

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otherwise have the right to use the same. Landlord reserves the right to: (x) adopt additional requirements or procedures pertaining to parking, including systems with charges favoring carpooling, and validation systems, (y) assign specific spaces, and reserve spaces for small and other size cars, disabled persons, and other tenants, customers of tenants or other parties, and (z) restrict or prohibit full size vans and other large vehicles.

(iv)        In case of any violation of these rules, Landlord may also refuse to permit the violator to park, and may remove the vehicle owned or driven by the violator from the Property without liability whatsoever, at such violator’s risk and expense. Landlord reserves the right to close all or a portion of the Parking Facility in order to make repairs or perform maintenance services, or to alter, modify, re-stripe or renovate the same, or if required by casualty, strike, condemnation, act of God, Law or governmental requirement or guideline, termination or modification of any lease or other agreement by which Landlord obtained parking rights, or any other reason beyond Landlord’s reasonable control. In the event access is denied for any reason, any monthly parking charges shall be abated to the extent access is denied, as Tenant’s sole recourse. Tenant shall be responsible for ensuring compliance with these Rules, as they may be amended, by Tenant’s employees and as applicable, by Tenant’s agents, invitees, contractors, subcontractors, and suppliers. Tenant shall cooperate with any reasonable program or requests by Landlord to monitor and enforce the Rules, including providing vehicle numbers and taking appropriate action against such of the foregoing parties who violate these provisions.

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